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Exhibit 14 Code of Ethics

The philosophy of Highlands Bankshares, Inc. includes promotion of professional and ethical conduct. All employees of Highlands Bankshares and its subsidiaries hold important roles in achieving high standards of professional and ethical conduct within the organization.

All employees of Highlands Bankshares hold roles in corporate governance in that they are empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and served.  This Code of Professional Conduct embodies principles for upholding responsibilities to us, other Highlands Bankshares employees, holders of Highlands Bankshares equity, the public and other applicable Highlands Bankshares stakeholders. As such, all employees and Directors of Highlands Bankshares and its subsidiaries are expected to abide by the tenants set forth below as Highlands Bankshares strives to promote professional and ethical conduct to its fullest ability.

All employees should strive to:

Provide stakeholders with information that is accurate, complete, objective, fair, relevant, timely and understandable.

Comply with rules and regulations of federal, state, provincial and local governments and other appropriate regulatory agencies.

Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting facts or allowing one’s independent judgment to be subordinated.

Respect the confidentiality of information acquired in one’s work except when authorized or legally obliged to disclose.

Achieve responsible use, control and stewardship over all Highlands Bankshares’ assets and resources that are entrusted to us.

Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or regulatory examination or interfere with any auditor or examiner engaged in the performance of an internal audit or independent examination of any aspect of Highlands Bankshares’ operations.

Proactively promote and be an example of ethical behavior as a responsible steward of Highlands Bankshares’ goodwill amongst its stakeholders.

Exhibit 21 Subsidiaries of the Registrant

(a)	The Grant County Bank (incorporated in West Virginia) doing business as The Grant County Bank
(b)	Capon Valley Bank (incorporated in West Virginia) doing business as Capon Valley Bank
(c)	HBI Life Insurance Company (incorporated in Arizona) doing business as HBI Life